                             Tyson Foods, Inc.
                          2210 West Oaklawn Drive
                      Springdale, Arkansas 72762-6999

                 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             January 13, 1995

To the Shareholders of Tyson Foods, Inc.:

Notice is hereby given that the Annual Meeting of Shareholders of Tyson Foods, Inc., a Delaware corporation (the "Company"), will be held at the Walton Arts Center, 495 West Dickson Street, Fayetteville, Arkansas, on Friday, January 13, 1995, at 10:00 a.m., local time, for the following purposes:

     1. To fix the number of directors for the ensuing year at ten and to elect ten directors.

     2. To approve the adoption of the Senior Executive Performance Bonus
Plan.

     3. To approve amendments to the Amended and Restated Nonstatutory Stock Option Plan.

     4. To consider and act upon such other business as may properly come before the Annual Meeting or any adjournments thereof.

Only shareholders of record at the close of business on November 21, 1994, will be entitled to vote at the Annual Meeting and any adjournments thereof. A list of shareholders entitled to vote at the Annual Meeting will be maintained during the ten-day period preceding the meeting at the office of the Company's General Counsel, 933 Tanglebriar, Fayetteville, Arkansas 72701.

The Company's Proxy Statement is submitted herewith. The Annual Report for the fiscal year ended October 1, 1994, is being mailed to shareholders together with this Notice and Proxy Statement.

                                   By Order of the Board of Directors


                                             Mary Rush
                                             Secretary

Springdale, Arkansas
December 6, 1994


                          YOUR VOTE IS IMPORTANT

You are cordially invited to attend the meeting. HOWEVER, WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO DATE, SIGN AND PROMPTLY RETURN YOUR PROXY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. THE GIVING OF SUCH PROXY DOES NOT AFFECT YOUR RIGHT TO REVOKE IT LATER OR VOTE YOUR SHARES IN PERSON IN THE EVENT YOU SHOULD ATTEND THE MEETING.

                             Tyson Foods, Inc.
                          2210 West Oaklawn Drive
                      Springdale, Arkansas 72762-6999

                              PROXY STATEMENT
                                    For
                      ANNUAL MEETING OF SHAREHOLDERS
                 On January 13, 1995 and any Adjournments

                   SOLICITATION AND REVOCATION OF PROXY

The enclosed proxy is solicited on behalf of the Board of Directors of Tyson Foods, Inc. (the "Company"). It is for use only at the Annual Meeting of Shareholders to be held at the Walton Arts Center, 495 West Dickson Street, Fayetteville, Arkansas, on Friday, January 13, 1995, at 10:00 a.m., local time, and any adjournments thereof.

Any shareholder executing a proxy retains the right to revoke it at any time prior to exercise at the Annual Meeting. A proxy may be revoked by delivery of written notice of revocation to the Secretary of the Company, by execution and delivery of a later proxy or by voting the shares in person at the Annual Meeting. If not revoked, all shares represented by properly executed proxies will be voted as specified therein.

This proxy material is first being mailed to shareholders on or about December 6, 1994.
                    OUTSTANDING STOCK AND VOTING RIGHTS

As of October 1, 1994, the outstanding shares of the Company's capital stock consisted of 76,745,002 shares of Class A Common Stock and 68,455,438 shares of Class B Common Stock. The holders of record of the shares of Class A Common Stock and Class B Common Stock outstanding on November 21, 1994, will vote together as a single class on all matters hereby submitted to shareholders and such other matters as may properly come before the Annual Meeting and any adjournments thereof. Each share of Class A Common Stock will entitle the holder to one vote and each share of Class B Common Stock will entitle the holder to ten votes on all such matters. The stock transfer books of the Company will not be closed.

The enclosed form of proxy provides a method for shareholders to withhold authority to vote for any one or more of the nominees for director while granting authority to vote for the remaining nominees. The names of all nominees are listed on the proxy card. If you wish to grant authority to vote for all nominees, check the box marked "FOR." If you wish to withhold authority to vote for all nominees, check the box marked "WITHHOLD." If you wish your shares to be voted for some nominees and not for one or more of the others, check the box marked "FOR" and indicate the name(s) of the nominee(s) for whom you are withholding the authority to vote by listing the name(s) of such nominee(s) in the space provided. If you checked the box marked "WITHHOLD" your vote will be treated as an abstention and accordingly your shares will neither be voted for nor against a director but will be counted for quorum purposes. Broker "non-votes" are not relevant to the determination of whether the proposal to elect directors has been approved, however they will be counted for quorum purposes.

The enclosed form of proxy also provides a method for shareholders to abstain from voting with respect to the proposals to approve the adoption of the Senior Executive Performance Bonus Plan and amend the Amended and Restated Nonstatutory Stock Option Plan (the "Plan Proposals"). By abstaining, shares would not be voted either for or against the Plan Proposals but would be counted for quorum purposes. While there may be instances in which a shareholder will wish to abstain, the Board of Directors encourages all shareholders to vote their shares in their best judgment and to participate in the voting process to the fullest extent possible. Broker "non-votes" are not relevant to the determination of whether the Plan Proposals have been approved, but will be counted for quorum purposes.
                          PRINCIPAL SHAREHOLDERS

The following table sets forth certain information, as of October 1, 1994, regarding the only persons known by the Company to own, directly or indirectly, more than 5% of either of its two classes of Common Stock:

==========================================================================
Name and Address of                            Number of Shares    Percent
 Beneficial Owner             Title of Class  Beneficially Owned  of Class
==========================================================================
Don Tyson and             Class B Common Stock    68,399,040(1)    99.9
Tyson Limited Partnership
2210 W. Oaklawn Drive
Springdale, AR  72762-6999

(1) Includes 300,000 shares of Class B Common Stock owned of record by Don Tyson, Chairman of the Board of the Company, and 68,099,040 shares of Class B Common Stock owned of record by the Tyson Limited Partnership, a Delaware limited partnership (the "Partnership"). Don Tyson has a 54.4464 combined percentage interest as a general and limited partner in the Partnership and the Estate of Randal Tyson has a 44.9297 percentage interest as a limited partner in the Partnership. Barbara Tyson has limited dispositive power with respect to, and is the principal income beneficiary of, the Estate of Randal Tyson. Don Tyson's adult children, including John H. Tyson, are contingent beneficiaries of such estate. The managing general partner of the Partnership is Don Tyson. The other general partners are Leland E. Tollett, Director, Vice Chairman of the Board, Chief Executive Officer and President of the Company; Joe Fred Starr, Director and Vice President of the Company; John H. Tyson, Director and President of the Beef and Pork Division of the Company; James B. Blair, General Counsel to the Company; and Harry C. Erwin, Jr. Don Tyson, as managing general partner, has the exclusive right, subject to certain restrictions, to do all things on behalf of the Partnership necessary to manage, conduct, control and operate the Partnership's business, including the right to vote all shares or other securities held by the Partnership, as well as the right to mortgage, pledge, or grant security interests in any assets of the Partnership. The Partnership terminates December 31, 2040. Additionally, the Partnership may be dissolved upon the occurrence of certain events, including (i) a written determination by the managing general partner that the projected future revenues of the Partnership will be insufficient to enable payment of costs and expenses, or that such future revenues will be such that continued operation of the Partnership will not be in the best interest of the partners, (ii) an election to dissolve the Partnership by the managing general partner that is approved by the affirmative vote of a majority in percentage interest of all general partners and (iii) the sale of all or substantially all of the Partnership's assets and properties. The withdrawal of the managing general partner or any other general partner

(unless such partner is a sole remaining general partner) will not cause a dissolution of the Partnership. Upon dissolution of the Partnership, each partner, including all limited partners, will receive in cash or otherwise, after payment of creditors, loans from any partner, and return of capital account balances, their respective percentage interests in the Partnership assets. In addition to the above-listed shares of Class B Common Stock, the Partnership also is the record owner of 600,000 shares of Class A Common Stock of the Company.

                     SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of the Company's two classes of Common Stock, as of October 1,
1994, by its directors, nominees for election as directors, named executive officers and by all directors and executive officers as a group:
===========================================================================
                          Shares of   Percent of    Shares of   Percent of
                          Class A     Outstanding    Class B   Outstanding
                        Common Stock    Class A    Common Stock   Class B
                         Beneficially    Common    Beneficially   Common
Name of Beneficial Owner  Owned(1)       Stock      Owned(1)       Stock
===========================================================================
  Don Tyson               1,001,527(2)    1.3      68,399,040(3)    99.9
  Leland Tollett(4)       2,069,666       2.7
  Joe F. Starr(4)         1,423,760(5)    1.9
  Neely Cassady             817,908       1.1
  John H. Tyson(4)(6)       196,217(7)    *
  Barbara Tyson(6)          101,103       *
  Fred S. Vorsanger          34,000       *
  Shelby Massey               3,852       *
  Lloyd V. Hackley            5,800       *
  Donald Wray               487,676       *
  Gerald Johnston           599,444(7)    *
  David Purtle               53,790       *
  All Directors and Executive
  Officers as a group     7,218,139       9.4      68,399,040       99.9
  (21 persons)

*Indicates ownership of less than 1% of the indicated class of the Company's common stock.
(1) Includes beneficial ownership of shares with respect to which voting or investment power may be deemed to be directly or indirectly controlled. Accordingly, the shares shown in the foregoing table include shares owned directly, shares held in such person's accounts under the Company's employee stock purchase plan, shares owned by certain of the individual's family members and shares held by the individual as a trustee or in a fiduciary or other similar capacity, unless otherwise disclaimed and/or described below. Also includes shares subject to presently exercisable options held by certain named individuals.
(2) Includes 600,000 shares of Class A Common Stock owned of record by the Tyson Limited Partnership.
(3) Includes all shares of Class B Common Stock owned of record by the Tyson Limited Partnership as described in Footnote 1 to the Principal Shareholders table.

(4) Does not include any shares of Class A and Class B Common Stock owned of record by the Tyson Limited Partnership of which Leland Tollett, Joe F. Starr and John H. Tyson have a general partnership interest. See Footnote 1 to the Principal Shareholders table.
(5) Does not include 493,000 shares of Class A Common Stock held by the Tyson Foundation, a nonprofit charitable organization. Mr. Starr is a trustee of the Foundation and disclaims beneficial ownership of all such shares.
(6) Does not include Class B Common Stock owned of record by the Tyson Limited Partnership nor 469,646 shares of Class A Common Stock owned by the Estate of Randal Tyson.
(7) Does not include 1,500,000 shares of Class A Common Stock held by a trust established for the Company's profit sharing plan for which John H. Tyson, an executive officer and a director of the Company, and Gerald Johnston, an executive officer of the Company, serve as trustees. Each trustee disclaims beneficial ownership of such shares.

                           ELECTION OF DIRECTORS

The Company's Board of Directors for the ensuing year will consist of ten members who are to be elected for a term of one year or until their successors are duly elected and qualified. The following slate of ten nominees has been chosen by the Board of Directors, and the Board recommends that each be elected.

Don Tyson, Age 64; Chairman of the Board of Directors of the Company. Mr. Tyson has been a director of the Company since 1952. He served as Chief Executive Officer of the Company until March 1991.

Joe F. Starr, Age 61; Vice President of the Company and member of the Board of Directors of the Company. Mr. Starr was a member of the Board of Directors of Worthen National Bank of Northwest Arkansas, Fayetteville, Arkansas, from 1980 to 1991. Mr. Starr has served the Company as a director since 1969.

John H. Tyson, Age 41; President, Beef and Pork Division and Director of Governmental, Media and Public Relations. Mr. Tyson has also served the Company as Vice President and Director of Engineering/Environmental/Capital Spending, as Vice President, Marketing/Corporate Accounts and as Special Projects Manager. Mr. Tyson has been a director of the Company since 1984.

Leland E. Tollett, Age 57; Vice Chairman, Chief Executive Officer and President of the Company. He is also a member of the Board of Directors of Worthen Banking Corporation. Mr. Tollett has been President and Chief Executive Officer of the Company since March 1991 and prior to that time was President and Chief Operating Officer since 1981. He has been a director of the Company since 1984.

Shelby Massey, Age 61; farmer and private investor. Mr. Massey served as Senior Vice Chairman of the Board of Directors of the Company from 1985 to 1988. He has been a director of the Company since 1985.

Neely Cassady, Age 66; Chairman of the Board and Chief Executive Officer of Sunmark and Chairman of the Board of Cassady Associates, Inc. and it's affiliate, H.K. Brewer Electric in Little Rock, Arkansas. Mr. Cassady is an Arkansas State Senator serving since January 1983. Mr. Cassady has been a director of the Company since 1974.

Fred S. Vorsanger, Age 66; private business consultant, Walton Arena Manager and Vice President (Emeritus) of the University of Arkansas. He is a director of McIlroy Bank & Trust Co. of Fayetteville and has served as Mayor and director of the City of Fayetteville, Arkansas. Mr. Vorsanger served as a Vice President of the University of Arkansas from 1968 until 1988. He has been a director of the Company since 1977.

Barbara Tyson, Age 45; Vice President of the Company. Ms. Tyson has served in related capacities for the last five years and was previously a Regional Sales Manager in the Food Service Division. Ms. Tyson has been a director of the Company since 1988.

Lloyd V. Hackley, Age 53; Chancellor and Tenured Professor of Political Science at the Fayetteville State University, Fayetteville, North Carolina, since January 1988. Mr. Hackley has been a director of the Company since 1992 after serving one year as a nonvoting advisory director.

Donald E. Wray, 57; Chief Operating Officer of the Company. Mr. Wray was appointed Chief Operating Officer in 1991 after serving as Senior Vice President, Sales and Marketing Division since 1985, Senior Vice President of Processing, Sales and Marketing Division since 1983 and Executive Vice President of Sales and Marketing since 1981. Mr. Wray has been a director of the Company since January 1994.

Each of the foregoing nominees is currently serving as a director of the Company. Except for Mr. Donald E. Wray, each was elected at the last Annual Meeting of Shareholders. Mr. Wray was elected by the Board subsequent to the Annual Meeting. John Tyson is the son of Don Tyson. Barbara Tyson is the widow of Randal Tyson, who was the brother of Don Tyson and uncle of John Tyson. There are no other family relationships among the foregoing nominees. By reason of their beneficial ownership of the Company's common stock, Don Tyson and the Tyson Limited Partnership are deemed to be controlling persons of the Company. None of the companies or organizations listed above is a parent, subsidiary or affiliate of the Company.

Unless otherwise designated, the enclosed proxy will be voted for the election of the foregoing ten nominees as directors. To be elected as a director, each nominee must receive the favorable vote of a majority of the votes cast at the meeting. Shareholders are not entitled to cumulate voting with respect to the election of directors. The Board of Directors does not contemplate that any of the nominees will be unable to stand for election, but should any nominee become unavailable for election, all proxies will be voted for the election of a substitute nominated by the Board of Directors.

The Board of Directors does not have a standing nominating committee. The Board nominates persons to be nominees for director and will consider suggestions by shareholders for names of possible future nominees delivered in writing to the Secretary of the Company on or before September 30 in any year. The Board has a compensation committee whose primary function is to oversee the administration of the Company's employee benefit plans and establish the Company's compensation policies. See "Report of Compensation Committee" contained herein. This committee, comprised of Shelby Massey, Fred Vorsanger and Neely Cassady met two times and held one special telephonic meeting during fiscal 1994. On November 18, 1994, the Compensation Committee established a special subcommittee thereof comprised of Neely Cassady and Fred Vorsanger for the purpose of adopting and/or administering one or more performance-based plans in accordance with the

Omnibus Budget Reconciliation Act of 1993. The special subcommittee met one time during fiscal 1994. See "Proposal to Approve the Adoption of the Senior Executive Performance Bonus Plan" below. The Board has an audit committee to assist it in fulfilling its fiduciary responsibilities for the financial reporting of the Company. Members of the audit committee are Fred Vorsanger, Neely Cassady and John Tyson. The audit committee met four times during fiscal 1994.

The Board of Directors held four regularly scheduled meetings and one telephonic meeting in fiscal 1994. All current directors attended at least 75% of the meetings.

         PROPOSAL TO APPROVE THE ADOPTION OF THE SENIOR EXECUTIVE
                           PERFORMANCE BONUS PLAN

In August 1993 Congress adopted the Omnibus Budget Reconciliation Act of 1993 ("OBRA"), which provides that, among other things, publicly-held companies are limited as to business expense deductions for certain covered executive officers to the extent that such executive officers' compensation exceeds $1 million in any one year. This deduction limitation does not apply, however, if the compensation is "performance based" in that it is determined solely on account of the attainment of one or more preestablished, objective performance goals approved and administered by a committee of "outside directors" (as defined by OBRA).

In order to comply with OBRA, and to avoid the possible loss of deductibility by the Company of certain future compensation payments, the Company is proposing a Senior Executive Performance Bonus Plan (the "Performance Plan") which will condition the payment of cash bonuses to certain of the Company's Senior Executives upon the attainment of specific performance criteria as described below. The Performance Plan has been adopted by a Special Committee of outside directors (the "Special Committee") subject to approval by the Company's shareholders at the Annual Meeting. If shareholders do not approve the Performance Plan, no payments will be made thereunder. If approved, the Performance Plan will continue in effect for each fiscal year of the Company until terminated by the Special Committee.

The Performance Plan will be administered by the Special Committee, which shall have the sole authority, subject to the limitations set forth in the Performance Plan or otherwise imposed by OBRA, to adopt, amend, and/or rescind such rules and regulations, and to make such other determinations, as it deems necessary or advisable, in its discretion, for the administration of the plan.

The Company's senior executives currently eligible to participate in the Performance Plan are Don Tyson, Chairman of the Company and Leland Tollett, Vice Chairman, President and Chief Executive Officer of the Company; however, the Special Committee retains discretion to designate additional senior executives to participate in the Performance Plan in the future. Bonuses will be awarded under the Performance Plan for each fiscal year that the Company attains income before federal and state income taxes ("Pre-Tax Income"), excluding special nonrecurring charges or items, commencing with the Company's fiscal year ending September 30, 1995.

Each participant under the Performance Plan is entitled to receive a pro rata percentage of a bonus pool (the "Bonus Pool"). The aggregate amount of the Bonus Pool for any fiscal year shall be equal to 1% of the Pre-Tax Income for the fiscal year, plus an amount equal to .5% of the increase in Pre-Tax Income over the prior fiscal year. The Special Committee will, however, retain at all times full discretion to reduce or eliminate bonus payments otherwise payable under the Performance Plan. Prior to payment of any amounts under the Performance Plan the Special Committee shall certify in writing that the Company achieved the amount of Pre-Tax Income used to calculate the Bonus Pool, and that the calculation of the Bonus Pool and determination of the amount of bonus to be paid to each participant was correct.

Although the Performance Plan is not effective for fiscal 1994, pursuant to Securities and Exchange Commission rules the following table sets forth the maximum amount of bonuses that would have been paid to participants under the Performance Plan had its performance criteria been applied to, and bonuses paid for, fiscal 1994:

                             NEW PLAN BENEFITS
                  SENIOR EXECUTIVE PERFORMANCE BONUS PLAN

    Name and Position              Dollar Value(1)(2)
    =================              ==================
Don Tyson, Chairman                     $2,407,958

Leland Tollett, President and
  Chief Executive Officer               $1,031,982

(1) The above amounts represent the maximum bonuses that could have been paid. The Special Committee retains authority to reduce or eliminate the amount of bonuses payable if it deems such reduction appropriate or in the best interest of the Company.

(2) For actual bonuses paid to these individuals during fiscal 1994 see "Summary Compensation Table" on page 11.

Approval of the Performance Plan will require the affirmative vote of the majority of votes cast by the holders of the Class A Common Stock and Class B Common Stock voting together as a single class. The Board recommends a vote FOR the proposal to approve the adoption of the Performance Plan.

                     PROPOSAL TO APPROVE AMENDMENTS TO
            AMENDED AND RESTATED NONSTATUTORY STOCK OPTION PLAN

The Company's Amended and Restated Nonstatutory Stock Option Plan of 1982 (the "NSO Plan") was originally adopted and approved by the shareholders of the Company on February 25, 1983. The NSO Plan was adopted for the purpose of providing key employees the opportunity to acquire a proprietary interest in the Company through the purchase of shares of Class A Common Stock, thereby more closely aligning their interests with that of the Company's shareholders.

At the Annual Meeting, shareholders will be requested to approve and ratify the following amendments to the NSO Plan (the "NSO Plan Proposal"): 1) an increase in the number of shares reserved for issuance from 1,500,000 to 5,500,000; 2) the establishment of 2% of the aggregate shares authorized under the NSO Plan as the maximum number of shares with respect to which stock options and stock appreciation rights ("SARs") may be granted to an executive officer during any calendar year; and 3) the extension of the expiration date of the NSO Plan to March 31, 2000. Each component of the NSO Plan Proposal has been approved by the Board of Directors.

The NSO Plan currently authorizes the granting of stock options and SARs to purchase or acquire up to 1,500,000 shares of Class A Common Stock. As of October 1, 1994, approximately 71,950 shares of Class A Common Stock were available for issuance under the NSO Plan. The NSO Plan Proposal would increase the maximum amount of shares authorized for issuance under the NSO Plan to 5,500,000, subject to adjustment as provided in the NSO Plan for certain changes in the Company's capital structure (the "Total Authorized Shares"), and the number of shares currently available for grant thereunder to 4,071,950.

The Company also has outstanding an Amended and Restated Incentive Stock Option Plan (the "ISO Plan") which, as of October 1, 1994 had approximately 132,696 shares of Class A Common Stock available for issuance thereunder. The ISO Plan is substantially similar to the NSO Plan except that the ISO Plan originally provided for the grant of both Nonqualified Options (as defined below) and Incentive Stock Options (within the meaning of Section 422 of the Internal Revenue Code of 1986 (the "Code"). Although the Company may continue to effect limited grants under the ISO Plan, it is the Company's current intention to primarily utilize the NSO Plan in the future.

As discussed under the caption "Proposal to Approve the Adoption of the Senior Executive Performance Bonus Plan" on page 6 hereof, OBRA provides, among other things, that publicly-held companies may be limited as to income tax deductions for covered executive officers to the extent that their total compensation exceeds $1 million in any one year. The proposed regulations interpreting OBRA provide that stock options and SARs will be exempt under OBRA where such instruments are granted by a committee comprised of two or more outside directors and the grants are made pursuant to a plan which has been originally approved by shareholders. While the NSO Plan satisfies these requirements, an additional condition to exemption requires that option plans set forth a maximum number of stock options or SARs that may be awarded to executive officers in any one year. Thus, in order to comply with OBRA and avoid the possible loss of future federal income tax deductions attributable to stock options and SARs granted under the NSO Plan, the Board has approved an amendment of the NSO Plan that would establish 2% of the total shares authorized for issuance under the NSO Plan (i.e., currently 2% of 5,500,000) as the maximum number of shares that may be subject to stock options and SARs granted to an executive officer during any calendar year.

The NSO Plan, which has previously been administered by the full Compensation Committee, will now be solely administered by the Special Committee. Under the NSO Plan, the Special Committee may, in its discretion, grant options which are not subject to, and do not meet the requirements for special tax treatment under the Code ("Nonqualified Options"). Any options granted must have an exercise period of no more than ten years. Additionally, the exercise price per share for each option may not be less than the fair market value of the underlying shares on the date of the grant. Options may be exercised upon notice to the Company and payment of the option exercise price in cash. Additionally, if approved by the Special Committee the exercise price for an option may also be satisfied by delivery of already owned shares of Class A Common Stock, valued at its fair market value as of the time of exercise, or a combination of shares and cash, equal in the aggregate to the option exercise price.

The NSO Plan was originally scheduled to expire in December, 1992. Prior to such expiration, the Board extended the Plan to March 31, 2000. The Board is now asking the shareholders to ratify and approve such extension.

In addition to options, the NSO Plan also provides for the grant of SARs which may be granted either (i) alone, (ii) simultaneously with the grant of an option and in conjunction therewith or in the alternative thereto, or
(iii) subsequent to the grant of an option. An SAR entitles the holder, upon exercise of such SAR, to receive from the Company shares of Class A Common Stock, cash or any combination of the two as specified in the exercise request (but subject to the approval of the Special Committee with respect to any cash payment) having an aggregate value equal to the product of (i) the excess of the fair market value on the date of exercise over the exercise price per share specified in such SAR or its related option, multiplied by (ii) the number of shares for which such SAR may be exercised.

Under currently applicable provisions of the Code, an optionee will not be deemed to receive any income for federal income tax purposes upon the grant of any option or SAR under the NSO Plan, nor will the Company be entitled to a tax deduction at that time. Upon the exercise of a Nonqualified Option or SAR, the optionee will be deemed to have received ordinary income in an amount equal to the difference between the exercise price and the market price of the shares on the exercise date. The Company will be allowed an income tax deduction equal to the excess of market value of the shares on the date of exercise over the cost of such shares to the optionee.

As noted above, the NSO Plan provides that "key employees" of the Company are eligible to participate therein. The term "key employee" is defined to include employees, officers, directors, consultants and independent contractors who render services which tend to materially contribute to the success of the Company. No determination has been made with respect to future recipients of options or SARs under the NSO Plan and it is not possible to specify the names or positions of persons to whom options or SARs will be granted, or the number of shares, within the limitations of the NSO Plan, as amended, to be covered by such options or SARs. However, as required by Securities and Exchange Commission rules, the following table shows the number and dollar value benefit of all options granted during fiscal 1994 to (i) the Chairman of the Board, (ii) the Chief Executive Officer, (iii) each of the four most highly compensated executive officers, (iv) all current executive officers as a group, (v) all non-executive directors as a group, and (vi) all non-executive officers and employees as a group:

                             NEW PLAN BENEFITS
             AMENDED AND RESTATED INCENTIVE STOCK OPTION PLAN
             =================================================
                                                             Number of
          Name and Position               Dollar Value       Options(1)
          =================               ============       ==========
Don Tyson                                    $-0-              -0-
Chairman of the Board

Leland Tollett                                -0-              -0-
President and Chief Executive Officer

Donald Wray                                   -0-              -0-
Chief Operating Officer

Gerald Johnston                               -0-              -0-
Executive V.P., Finance

David Purtle                                  -0-              -0-
Group V.P., Operations

Executive Group                               83,750(2)       33,500

Non-Executive Director Group                  -0-              -0-

Non-Executive Officer Employee Group      $1,893,750(2)      787,500

(1)  Represents fiscal 1994 option grants.

(2) Dollar value benefit based upon closing price of Company's Class A Common Stock as of October 1, 1994. These options were granted at an exercise price of $21.50 per share, which was the fair market value of the underlying shares on the date of grant.

On October 1, 1994, the closing price of the Company's Class A Common Stock, as listed on the Nasdaq National Market was $24.00 per share.

Approval of the NSO Plan Proposal will require the affirmative vote of the holders of a majority of the shares of Class A Common Stock and Class B Common Stock voting together as a single class and present, in person or by proxy, and entitled to vote at the Annual Meeting. The Board recommends a vote FOR the NSO Plan Proposal.

               EXECUTIVE COMPENSATION AND OTHER INFORMATION

The following table shows all the cash compensation paid or to be paid by the Company or any of its subsidiaries, as well as certain other compensation paid or accrued, during the fiscal years indicated, to the Chairman, the Chief Executive Officer, and the three highest paid executive officers of the Company for such period in all capacities in which they served:

                        SUMMARY COMPENSATION TABLE
                                                        Long-Term
                Annual Compensation                Compensation Awards
                --------------------               --------------------
  (a)     (b)   (c)      (d)      (e)                (f)          (g)
Name and                       Other Annual                     All Other
Principal       Salary   Bonus  Compensa-         Options/     Compensa-
Position  Year   ($)      ($)    tion($)           SARs        tion(4,5,6)
===========================================================================
Don Tyson,
 Chairman of the Board
        1994 $630,000$  792,000 $723,756(1)          --            $142,147
        1993  600,000   350,000  784,651(2)          --             153,202
        1992  600,000 1,528,750  212,782(3)          --             154,602

Leland E. Tollett,
 President and Chief Executive Officer
        1994  513,750   660,000    N/A               --              38,776
        1993  485,000   115,000    N/A           12,500              44,335
        1992  482,917   495,000    N/A               --              34,786

Donald Wray,
 Chief Operating Officer
        1994  299,955   247,500    N/A               --              23,551
        1993  267,485   112,719    N/A           12,500              22,997
        1992  253,542   194,000    N/A               --              21,207

Gerald Johnston,
 Executive V.P., Finance
        1994  243,830   151,250    N/A               --              19,276
        1993  227,109    98,189    N/A           12,500              19,505
        1992  213,917   169,000    N/A               --              18,156

David Purtle,
 Group V.P., Operations
        1994  246,163   151,250    N/A               --              19,381
        1993  230,137    95,161    N/A           12,500              19,510
        1992  219,916   158,500    N/A               --              18,316

(1) In 1994, "Other Annual Compensation" for Mr. Tyson includes travel and entertainment costs and amounts reimbursed for estimated income tax liability related thereto of $412,637 and $299,539, respectively.
(2) In 1993, "Other Annual Compensation" for Mr. Tyson includes travel and entertainment costs and amounts reimbursed for estimated income tax liability related thereto of $435,233 and $339,588, respectively.
(3) In 1992, "Other Annual Compensation" for Mr. Tyson includes travel and entertainment costs and amounts reimbursed for estimated income tax liability related thereto of $155,004 and $57,778, respectively.
(4) In 1994, "All Other Compensation" includes the following for Messrs. Tyson, Tollett, Wray, Johnston and Purtle: (i) Company matching contributions to the Employee Stock Purchase Plan of $31,500; $25,687; $14,998; $12,192 and $12,308 for each named executive, respectively, and
(ii) Company contributions to the Executive Savings Plan of $20,230; $13,089; $8,553; $7,084 and $7,073 on behalf of each named executive, respectively, to match a portion of 1994 pretax elective deferral contributions (included under salary) made by each person to such plans. Also includes $90,417, representing the dollar value benefit of premium payments under split dollar life insurance policies on Mr. Tyson for which the Company will be reimbursed for premiums paid.
(5) In 1993, "All Other Compensation" includes the following for Messrs. Tyson, Tollett, Wray, Johnston and Purtle: (i) Company matching contributions to the Employee Stock Purchase Plan of $30,000; $24,240; $13,374; $11,356 and $11,507 for each named executive, respectively, and
(ii) Company contributions to the Executive Savings Plan of $34,600; $20,095; $9,497; $8,149 and $8,003 on behalf of each named executive, respectively, to match a portion of 1993 pretax elective deferral contributions (included under salary) made by each person to such plans. Also includes $88,602, representing the dollar value benefit of premium payments under split dollar life insurance policies on Mr. Tyson for which the Company will be reimbursed for premiums paid.
(6) In 1992, "All Other Compensation" includes the following for Messrs. Tyson, Tollett, Wray, Johnston and Purtle: (i) Company matching contributions to the Employee Stock Purchase Plan of $30,000; $24,146; $12,677; $10,696 and $10,996 for each named executive, respectively, and
(ii) Company contributions to the Executive Savings Plan of $36,600; $10,640; $8,530; $7,460 and $7,320 on behalf of each named executive, respectively, to match a portion of 1992 pretax elective deferral contributions (included under salary) made by each person to such plans. Also includes $20,543, representing the dollar value benefit of premium payments under split dollar life insurance policies on Mr. Tyson for which the Company will be reimbursed for premiums paid.

                     OPTION/SAR EXERCISES AND HOLDINGS
                     =================================
The following table sets forth information with respect to the named executives concerning unexercised options and SARs held as of the end of the fiscal year.  There were no options exercised during 1994.
            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                       AND FY-END OPTION/SAR VALUES
===========================================================================
                                 Number of            Value of Unexercised
                                Unexercised             in-the-Money
                              Options/SARs at          Options/SARs at
                                 FY-End(#)                 FY-End($)
                         --------------------------------------------------
       Name             Exercisable Unexercisable Exercisable Unexercisable
       ----             ----------- ------------- ----------- ------------
Don Tyson                      --          --             --          --

Leland Tollett             18,000      21,500       $297,000    $178,188

Donald Wray                24,000      18,500        396,000     128,688

Gerald Johnston            18,000      18,500        297,000     128,688

David Purtle               24,000      18,500        396,000     128,688



                                         12

Director Compensation
- ---------------------
Neely Cassady, Fred S. Vorsanger, Lloyd V. Hackley and Shelby Massey,
outside directors serving on the board, received an annual retainer of
$20,000, while Don Tyson, Leland Tollett, Joe Fred Starr, John H. Tyson,
Barbara Tyson and Donald Wray, directors who are also employees of the
Company, received $1,500 per meeting.  Outside directors are compensated at the rate of $1,000 per day for time spent on board-related activities.

Arrangement Upon Termination of Employment
- ------------------------------------------
The Company has an employment contract with Don Tyson which provides for his active employment at a minimum salary of $720,000 per annum through
December 31, 1995, which employment is automatically extended for successive one year periods thereafter, unless terminated by either the
Company or Mr. Tyson upon proper notice. If Mr. Tyson becomes disabled while serving as a full-time employee of the Company, he would be entitled to an annual salary during the period of such disability in an amount equal to the lesser of (i) one-half of his average total compensation (salary plus bonuses) for the three years immediately prior to the date of his disability, or (ii) $720,000, as adjusted to reflect increases in the
Consumer Price Index. In the event of his death while serving as a full-
time employee of the Company, annual payments would be made to his heirs for a period of ten years in an amount equal to (i) 50% of his average annual salary for the three years immediately prior to the date of his death, or (ii), if Mr. Tyson dies while receiving disability payments, the amount of his annual disability benefits. The death and disability benefits are funded by life insurance paid for by the Company of which it is also the sole beneficiary. Upon Mr. Tyson's retirement from active employment, he will receive for the remainder of his life annual compensation for certain advisory services he has agreed to perform in an amount equal to his disability benefits, calculated from the date of his retirement. The contract provides that the Company may not merge or consolidate with any other organization unless such organization expressly assumes the duties of the Company set forth in the contract. Accordingly, the contract could have the effect of deterring attempts to acquire control of the Company which involve such transactions and are opposed by Mr. Tyson.



                     REPORT OF COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors was comprised during fiscal 1994 of Messrs. Shelby Massey, Fred Vorsanger and Neely Cassady. The
Committee oversees the administration of the Company's employee benefit plans and establishes policies relating to compensation of employees. All decisions by the Compensation Committee relating to the compensation of the Company's executive officers are reviewed by the full Board, except for decisions relating to awards under certain of the Company's performance based compensation plans which require approval and administration by a committee comprised solely of "outside directors". Effective November 18, 1994, the Compensation Committee approved the formation of a special subcommittee, comprised of Messrs. Vorsanger and Cassady, for the purpose of administering such plans.

The following is a report submitted by the above-listed committee members in their capacity as the Board's Compensation Committee, addressing the

                                     13

Company's compensation policy as it related to executive officers for fiscal 1994.

Compensation Policy
- -------------------
The goal of the Company's executive compensation policy is to ensure that an appropriate relationship exists between executive pay and the creation of shareholder value, while at the same time motivating and retaining key employees.  To achieve this goal, the Company's executive compensation policies integrate annual base compensation with bonuses based upon corporate performance and individual initiatives and performance.
Measurement of corporate performance is primarily based on Company goals and industry performance levels.  Accordingly, in years in which performance goals and industry levels are achieved or exceeded, executive compensation tends to be higher than in years in which performance is below expectations.  Annual cash compensation, together with the payment of equity-based, incentive and deferred compensation is designed to attract and retain qualified executives and to ensure that such executives have a continuing stake in the long-term success of the Company.  All executive officers, and management in general, are eligible for and do participate in incentive and deferred compensation plans.

In 1993, Congress enacted the Omnibus Budget Reconciliation Act of 1993
("OBRA"), which, among other things, provides that compensation paid to certain covered executive officers in excess of $1,000,000 annually does not qualify for deduction by the Company unless such compensation is "performance-based." Except for the Company's Chairman and Chief Executive
Officer, for which the Company is proposing to adopt a performance-based cash compensation plan effective for fiscal 1995 (see "Proposal to Approve the Adoption of the Senior Executive Performance Bonus Plan"), OBRA is not expected to have an impact or result in the loss of a deduction with respect to cash compensation paid to the Company's executives. With respect to stock-based compensation, the Company is proposing an amendment to its Amended and Restated Nonstatutory Stock Option Plan to take advantage of an exemption from OBRA for stock option grants. See "Proposal to Approve Amendments to the Amended and Restated Nonstatutory Stock Option
Plan."

Performance Measures
- --------------------
In evaluating annual executive compensation, the Committee examines earnings per share, return on equity, sales growth and total return to shareholders.
These factors are compared with designated Company performance goals, prior years' performance and performance of other companies in the industry.
Although the Company has a diversified food products line, approximately
75% of the Company's revenues in fiscal 1994 was derived from the sale of poultry and poultry products. Accordingly, the Company believes that its performance should be compared to that of other companies that are primarily poultry or poultry-product oriented to evaluate management performance.
Therefore, the Company compares its performance against a peer industry group currently consisting of Hudson Foods, Inc., WLR Foods, Inc., Pilgrim's
Pride Corporation, Sanderson Farms, Inc., Golden Poultry Company, Inc. and
Cagle's, Inc. Although there are other producers of poultry and poultry products, the Committee believes that the percentage of poultry sales to total sales of the foregoing group more closely represents that of the Company.



                                    14

Fiscal 1994 Compensation
- ------------------------
For fiscal 1994, the Company's executive compensation program consisted of
(i) base salary, adjusted from the prior year, (ii) a bonus pool based upon the performance measurements described above, (iii) matching contributions to incentive and deferred compensation plans, (iv) stock option grants under the Company's Nonstatutory Stock Option Plan, (v) restricted stock grants under the Company's Restricted Stock Bonus Plan, and (vi)
contributions under the Company's broad-based Stock Purchase Plan which are fixed as a percentage of employee participant contributions.

Base Salary
- -----------
Executives' base salaries are reviewed annually to determine if such salaries fall within the range of those persons holding comparably responsible positions at other companies.  In reviewing base salaries, national surveys prepared by third-party consultants are utilized.  The surveys are not limited to the Company's peer industry group but rather are comprised of regional and national companies of similar size and complexity.  Individual salaries are also based upon an evaluation of other factors, such as individual past performance, potential with the Company and level and scope of responsibility.  Based upon the recommendation of
William M. Mercer, Incorporated, an independent third party consultant, the
Committee approved an average increase in executives' base salaries during fiscal 1994 of approximately 22.3% over fiscal 1993.  The Compensation
Committee believes that the base salaries of the Company's executive officers as a whole approximate the median level derived from comparative survey data.

Cash Bonuses
- ------------
Cash bonuses are awarded to executives from a bonus pool determined annually by the Compensation Committee upon the recommendation of management.  The amount of the bonus pool is based upon a subjective determination after considering a number of factors including attainment of performance goals, prior year's performance, performance of the peer industry group, general economic conditions, and the relative mix between cash and long-term compensation.  Individual bonuses are subjectively determined from the bonus pool based upon individual performance and responsibility. The Company's objective is to obtain financial performance that achieves several goals over time -- including a return on equity ranging above 15% and sales and earnings-per-share growth of 10% or more.
Additionally, the Company examines total return to shareholders in relation to total return provided in prior years and industry performance.

A number of events occurred in fiscal 1994 that affected achievement of the Company's performance goals. Improved operating performance in the Company's core poultry operations were offset by (i) a one-time special charge attributable to a $205 million after-tax write-off of goodwill and impaired asset values of the Company's Seafood Division, (ii) increased grain costs and (iii) a lack of contribution from the Company's newly integrated pork operations. Fiscal 1994 earnings, exclusive of special charges, increased by 12.5% over 1993, with a total increase over five years of 101.7%, or a compounded annual growth rate of 15.1%. Further, sales increased 8.6% during 1994 with a total increase over five years of approximately 101% or 15% compounded annually. Return on average quarterly


                                    15

shareholders' equity for 1994 was approximately 14.1% compared to 14.7% in 1993. Total return to shareholders (total stock price plus reinvested dividends) for 1994 was 12.5%, compared to (4.3)% in 1993, with a total return over the past five years of 89.2%.

Absent the special charge, and despite the challenges posed by the other factors described above, the Company's executives performed exceptionally well, thereby allowing the Company to achieve positive financial performance contributed to the enhancement of shareholder value, as reflected in the improvement in fiscal 1994's total return to shareholders.
As a result, the Committee approved increased bonuses for fiscal 1994 as compared to fiscal 1993. However, as a whole bonuses remained comparable to, or below, fiscal 1992 and fiscal 1991 levels.

Stock Based Compensation
- ------------------------
The Committee approves long-term compensation from time to time in the form of stock-based compensation with a view towards more closely aligning the interests of executives and other managers with the interests of shareholders.  The Committee believes that stock options are an effective incentive for executives and managers to create value for shareholders since the value of an option bears a direct relationship to appreciation in the Company's stock price.  The determination of whether to grant stock options, whether on an aggregate or individual basis, is in the discretion of the Compensation Committee.  In making such determination, the Committee reviews the Company's performance as determined by the price of its stock, the relation of long-term compensation to cash compensation and the perceived need of providing additional incentives to executives and managers to increase shareholder value, the number and frequency of option grants in prior years and individual performance and potential contribution to the Company.  Based upon these factors, the Committee, during fiscal
1994, granted options to purchase a total of 817,250 shares of Class A
Common Stock to executive officers and managers at an exercise price of
$21.50 per share, which equaled the fair market value of the stock on the date of grant.  (Such options were not Incentive Stock Options under the
Internal Revenue code which means that the officers will have to pay taxes upon the exercise of the options and the Company will receive a corresponding tax deduction.)  In light of previous grants and existing compensation levels, the Committee did not deem it appropriate to grant options for the named executive officers described in the Summary
Compensation Table.

During fiscal 1994, the Committee also awarded an aggregate of 130,000 restricted shares of Class A Common Stock to certain executives under the Company's Restricted Stock Bonus Plan. The restricted shares vest in varying intervals ranging from ten to twenty-six years, following normal retirement by the participant. The restricted shares also contain vesting provisions following the (i) death or termination without cause of a participant or (ii) occurrence of a change of control of the Company.
Because of the extended vesting provisions contained in the restricted share grants, the Committee believes that such grants provide a mechanism to promote identity of interests between the Company's executives and its shareholders and assist in the long-term retention of executives.

Chairman and CEO Compensation
- -----------------------------
The general approach used in setting the compensation for Don Tyson, the

                                      16

Company's Chairman and Leland Tollett, Vice Chairman, Chief Executive
Officer and President, is to provide compensation which is competitive with that of other companies of similar size, while encouraging and rewarding corporate performance in line with the interests of shareholders. While
Mr. Tyson's base salary is set by contract, the Committee believes that both Messrs. Tyson's and Tollett's base salaries are below the median level of compensation for similar sized companies.

Cash bonuses for Messrs. Tyson and Tollett during fiscal 1994 were subjectively determined after examining the same criteria described above in establishing bonuses for all executives. Based upon the factors described above for all executives, Messrs. Tyson's and Tollett's bonuses increased over fiscal 1993. The increase, however, was also attributable to the fact that in fiscal 1993 Messrs. Tyson and Tollett voluntarily elected to take significant bonus reductions. As a result, Messrs. Tyson's and Tollett's bonuses (while above 1993 levels) are comparable to pre-1993 levels. Consistent with the Committee's determination not to grant stock options to the Company's most senior executives, no stock options were made to Messrs. Tyson and Tollett during fiscal 1994; however, both received long-term compensation in the form of matching contributions under the Company's deferred compensation and broad-based stock purchase plans.

Summary
- -------
The Committee believes that linking executive compensation to corporate performance results in a better alignment of compensation with corporate goals and shareholder interest.  As performance goals are met or exceeded, resulting in increased value to shareholders, executives are rewarded commensurately. The Committee believes that compensation levels during fiscal 1994 adequately reflect the Company's compensation goals and policies.

                                               Shelby Massey
                                               Fred Vorsanger
                                               Neely Cassady























                                      17

                            COMPANY PERFORMANCE
                            -------------------

The following graph shows a five year comparison of cumulative total returns for the Company, the S&P 500 composite index and an index of peer companies selected by the Company.

              COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                    (Tyson Foods, S&P 500, Peer Group)
              ===============================================
               Base      Return    Return    Return    Return    Return
               Sept.     Sept.     Sept.     Sept.     Sept.     Sept.
               1989      1990      1991      1992      1993      1994
               ======    ======    ======    ======    ======    ======
Tyson Foods     100      101.61    152.65    175.53    167.97    189.18

S&P 500         100       90.76    119.04    132.20    149.39    154.89

Peer Group
Weighted        100       66.16     72.55     79.05    101.91    139.13
Average

                    ===================================
                    Source S&P Compustat Services, Inc.

The total cumulative return on investment (change in the year end stock price plus reinvested dividends) for each of the periods for the Company, the peer group and the S&P 500 Composite is based on the stock price or composite index at the end of fiscal 1989.

The above graph compares the performance of the Company with that of the S&P 500 Composite, and a group of peer companies with the investment weighted on market capitalization. Companies in the peer group are as follows: Hudson Foods, Inc., WLR Foods, Inc., Pilgrim's Pride Corp., Sanderson Farms, Inc., Golden Poultry Company, Inc. and Cagle's, Inc. These companies were approved by the Compensation Committee.

                           CERTAIN TRANSACTIONS
                           ====================

The Company has historically engaged in loans, lease agreements and other transactions with various of its officers, directors and their affiliates. The following summarizes such transactions in excess of $60,000 to which the Company was a party during fiscal 1994. The Company anticipates that it will continue to engage in similar transactions with such persons in the future.

Loans
- -----
During fiscal 1994, other than for ordinary travel and expense payments, the Company has made no loans or advances to any of its officers, directors or affiliates.

Other Transactions
- ------------------
The following list is a summary of transactions between the Company and its executive officers, directors, nominees, principal shareholders and other related parties. Most of the farm leases are for specialized swine farrowing and rearing facilities. Because of the specialized nature of the Company's business, certain investors, some of whom are directors and officers, have agreed to build swine or poultry facilities designed to meet the Company's particular requirements. These facilities are generally leased for between three and ten year terms with renewal options in favor of the Company. The Company anticipates that it will continue such leases under terms of the respective renewal options.

1. During fiscal 1994, the Company leased certain farms from the following with aggregate lease payments as follows: (i) Don Tyson, $759,000; (ii) a partnership, of which John H. Tyson and the Estate of Randal Tyson are partners, $336,000; (iii) a partnership in which Joe Fred Starr and the children of Don Tyson, including John H. Tyson, are partners, $1,313,080;
(iv) the Tyson Children Partnership of which John H. Tyson is a partner $678,000; (v) Estate of Randal Tyson, $140,000; (vi) Estates of John and Helen Tyson, of which Don Tyson is executor, $27,960; (vii) Leland Tollett, $254,593; (viii) certain entities controlled by Joe Fred Starr, $105,500;
(ix) Gerald Johnston, $467,105; (x) a partnership in which Gerald Johnston and Donald Wray are among the partners, $98,880; and (xi) entities of which Wayne Britt, Senior Vice President, International Division, is a principal, $653,548.
2. The Company has an aircraft operation agreement with the Estates of John and Helen Tyson, on a month-to-month basis with aggregate obligations of $230,592 for fiscal 1994. Additionally, the Company has a lease arrangement with Don Tyson for the use of a boat with aggregate payments of $60,000.
3. The Company is leasing various properties including four hatcheries, a cold storage distribution facility and the Company's administrative offices from the Tyson Foods, Inc. Employee Profit Sharing Trust on a month-to-month basis with aggregate lease payments of $3,621,727 during fiscal 1994.
4. A subsidiary of the Company, Cobb-Vantress, Inc., has a contract for a breeder hen Research and Development farm with Leland Tollett with aggregate payments of $538,557 during fiscal 1994.
5. Certain persons, including some officers and directors, are engaged in poultry and swine growout operations whereby these persons purchase from the Company baby chicks, feeder pigs, feed, veterinary and technical services, supplies and other related items necessary to grow these livestock to market age, at which time they are sold either to the Company or to unrelated parties. For fiscal 1994, the purchases from the Company of the above-enumerated items, which were at fair market value, by such persons were: Don Tyson, $5,904,863; Joe F. Starr, $1,737,677; Barbara Tyson, $1,274,695; John H. Tyson, $1,274,909; and a partnership with which Wayne Britt was affiliated, $1,245,815.
6. The Company has a contract for poultry growout services with an entity in which Donald Wray and Gerald Johnston are partners with aggregate payments of $134,750 during fiscal 1994.
7. The Company has entered into an agreement with entities of which Don Tyson is a principal, with respect to the operation of a waste water treatment plant which is located adjacent to and services the Company's chicken processing facility in Nashville, Arkansas, with aggregate payments by the Company of $2,348,115 for fiscal 1994 pursuant to such agreement. Additionally, the Company has entered into an agreement with the Tyson Limited Partnership and another entity in which Don Tyson is a principal, with respect to the operation of a wastewater treatment plant which is located adjacent to and services a processing facility in Springdale, Arkansas, with aggregate payments by the Company of $1,796,654 for fiscal 1994 pursuant to such agreement.

   COMPLIANCE WITH SECTION 16(a) of the SECURITIES EXCHANGE ACT of 1934
   =====================================================================

The Company's executive officers and directors are required to file under the Securities Exchange Act of 1934 reports of ownership and changes of ownership with the Securities and Exchange Commission.

Based solely on information provided to the Company by individual directors and executive officers, the Company believes that during the preceding year all filing requirements applicable to executive officers and directors have been complied with.

                          AUDITORS TO BE PRESENT
                          ======================

A representative of Ernst & Young LLP, the Company's auditors for fiscal 1994 and the current year, is expected to be in attendance at the Annual Meeting and will be afforded the opportunity to make a statement. The representative will also be available to respond to appropriate questions.


                           SHAREHOLDER PROPOSALS
                           =====================

Proposals of shareholders intended to be presented at the 1996 Annual Meeting of Shareholders must be received by the Company on or before September 30, 1995, in order to be eligible for inclusion in the Company's proxy statement and form of proxy. To be so included, a proposal must also comply with all applicable provisions of Rule 14a-8 under the Securities Exchange Act of 1934.

                         EXPENSES OF SOLICITATION
                         ========================

The cost of soliciting proxies will be borne by the Company. Solicitations may be made by officers, directors and employees of the Company personally or by mail, telephone, telegraph or other similar means of communication. Solicitation by such persons will be made on a part-time basis and no special compensation other than reimbursement of actual expenses incurred in connection with such solicitation will be paid.


                     ADDITIONAL INFORMATION AVAILABLE
                     ================================

UPON WRITTEN REQUEST OF ANY SHAREHOLDER, THE COMPANY WILL FURNISH A COPY OF THE COMPANY'S 1994 ANNUAL REPORT ON FORM 10-K, AS FILED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO. THE WRITTEN REQUEST SHOULD BE SENT TO THE SECRETARY, AT THE COMPANY'S EXECUTIVE OFFICE. THE WRITTEN REQUEST MUST STATE THAT AS OF NOVEMBER 21, 1994, THE PERSON MAKING THE REQUEST WAS A BENEFICIAL OWNER OF CAPITAL STOCK OF THE COMPANY.

                               OTHER MATTERS
                               =============

So far as is now known, there is no business other than that described above to be presented to the shareholders for action at the Annual Meeting. Should other business come before the Annual Meeting, votes may be cast pursuant to proxies in respect to any such business in the best judgment of the persons acting under the proxies.

SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING ARE URGED TO SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO ADDITIONAL POSTAGE, IF MAILED IN THE UNITED STATES.

                                    By Order of the Board of Directors



                                             MARY RUSH
                                             Secretary

December 6, 1994





































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